Exhibit 10.4

ECG SERVICE AGREEMENT

THIS AGREEMENT is effective as of November 22, 2005 (the “Effective Date”), by and between Covance Cardiac Safety Services Inc., a Wisconsin corporation with offices at 9390 Gateway Drive, Reno, Nevada 89521 (“Covance”) and Advanced Life Sciences, Inc. an Illinois corporation, having its principal place of business at 1440 Davey Road, Woodridge, IL  60517 (“Company”) (this Agreement, as amended, modified or supplemented from time to time being, this “Agreement”).

RECITALS

A.  Covance is engaged in the business of providing electrocardiogram (“ECG”) analysis services and data management for the Study as defined below.

B.  Company desires for Covance to perform such services for Protocol CL05-001.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants contained herein, and each act done pursuant thereto, Company and Covance agree as follows:

Definitions And Interpretation

(a)                                  Definitions - The following terms, as used herein (unless a clear contrary interpretation appears), have the following meanings:

 “Clinical Trial” means a Study or the scientific evaluation of a Drug on the terms and conditions of the Protocol.

“Drug” means a new or existing drug provided by Company and which is the subject of a Clinical Trial or Study under this Agreement.

 “FDA” means the United States Food and Drug Administration or any other government body or agency that succeeds it.

“Investigator” with respect to any Study or Clinical Trial shall mean a licensed physician who is a qualified clinical investigator willing and able, and engaged by the Company, to conduct a clinical investigation of a Drug on the terms and conditions of the Protocol and any applicable agreement between the Investigator and Company.

“Project” means a Study or Clinical Trial, or any other clinical trial, project or assignment between Covance and Company.

“Protocol” means the document which specifies the clinical trial procedures as written by Company as applicable for the performance of a Study or Clinical Trial and is provided to Covance.

“Study” means a Clinical Trial or the scientific evaluation of a Drug on the terms and conditions of the Protocol.

A.  SERVICES

Covance hereby agrees to perform ECG analysis and data management services  (“Services”) for Company with respect to the Clinical Trial.  The Services shall be performed pursuant to the terms and conditions contained herein and in the attached Exhibit A.

Services – Covance will provide operator assisted ECG acquisition, real-time quality evaluation and a fax containing ECG waveform and cardiologist interpretation within the agreed upon timeframe according to trial requirements. If needed, preliminary computer interpreted ECG reports are available within one hour, 24 hours per day. The final ECG waveform report is sent within 24 hours of cardiologist review, to the investigator site, via US Mail.

Interpretation Services – Covance will provide reading of ECGs including review of each test by a Qualified Cardiologist.  Interpretation will include standard interval measurements, Covance interpretation codes with corresponding criteria and diagnostic statements and a severity code corresponding to the probable clinical relevance of ECG findings.

Support – Covance will provide timely consultation as required for cardiac questions which may arise from the ECG, but it is understood that neither this data nor Covance comments will be used for clinical management of the subject.  Cardiologist consultation is available by phone appointment.  Emergency review of ECGs will be accomplished upon request by the investigator.  Technical support will include a trial specific Investigator’s ECG procedure manual, training presentation at one investigator meeting and telephone support for technical/procedural questions.

Data Collection Services – Covance will design and structure a specific database and establish electronic report formats.  A Covance Data Control Card will be initialized and provided to the investigator for assignment to each subject screened in the trial.  A validation process will  be initiated by Covance for demographic confirmation by the site and/or trial monitor following the subject’s first ECG.

Reporting – At regularly scheduled intervals, as agreed to by Covance and Company in advance, Covance will provide Company with an electronic report.  Each ECG record will be identified by a Covance identification number and will include subject demographic data specific to each trial.  Each ECG record will also contain ECG results as described above.  Covance’s standard file format is ASCII.

Language – All ECG report data, including demographics, measurements and interpretation will be delivered in English.  Procedure manuals and other supplemental documentation may be converted to another language for an additional fee.  Interpreter services are available for operator assisted ECG transmission on an as-needed basis and are included in the fees described in the IPA.

Equipment – Covance will deliver one MTX-2 ECG device to each investigator site with all supplies necessary to perform the tests.  Additional supply items are available from Covance ECG Client Services Center and will be supplied at no additional charge as the trial progresses.  Equipment and supplies are to be used only for trial subjects and are to be returned to Covance within sixty (60) days of trial completion. Defective equipment is to be returned to Covance within 60 days to avoid being invoiced at the replacement cost of $1495 for each defective device.    It is the responsibility of the investigator to verify the quality of lead placement and proper equipment usage and to promptly transmit ECGs to the Covance Data Center.

Equipment Repair/Loss – Covance will repair the MTX-2s at no charge to Company if such repair is the result of normal wear and tear as determined by Covance in its reasonable discretion; and (a) if the damage is not due to normal wear and tear, Covance shall invoice Company for the cost of the repair up to a maximum of $1495 per MTX-2.  Company shall pay such invoiced amounts within thirty (30) days of receipt of the applicable invoice; and (b) in the event of MTX-2 loss, Company shall notify Covance of such loss and pay $1495 per MTX-2, within thirty (30) days of notification.

Relocation/Re-assignment – Covance will relocate an MTX-2 for a fee of $200 per relocation.  Each relocation requires written notification and must be agreed to by both parties.

Site/Unit Increases – Upon thirty (30) days prior written notice and agreement upon required adjustments to the fees payable hereunder, Company may increase the number of sites to be authorized under this Agreement or may request additional MTX-2 units for existing sites.

B.  FEES AND BILLINGS

Company will pay Covance for Services according to the Fees listed in Exhibit A.

If Company requests a material change to the Protocol at any time, which would affect service costs, Covance will revise fees to reflect the increase or decrease in costs.

B.1  Project Start Up Fee.  Upon contract signature a non-refundable project start-up fee, as listed in Exhibit A, will be invoiced.  This fee may be adjusted upward if Company makes any revisions to the Clinical Trial database after it has been established but in no event shall this fee be adjusted without the prior consent of the Company.  However, this fee will not be adjusted downward after the database has been completed, as the scope of the original work will have been fulfilled.

B.2  Invoice and Billing. An invoice for all testing reported during the prior period and monthly maintenance will be issued to Company on a monthly basis and will consist of a summary invoice. Supporting detail of visits, by Investigator, is available upon request. Invoices from Covance are due thirty (30) days from the date of the invoice.  VAT will be detailed separately.

Funds are to be paid in lawful money of the United States. Payments may be made by wire transfer to: PNC Bank NA ABA 0312-07607 for further credit to Covance Cardiac Safety Services Inc. account number 8011578621 or by courier service to Covance Cardiac Safety Services Inc, P.O. Box 828247, Philadelphia PA 19182-8247. All payments will be made without deduction or offset.

If Company pays, or Covance otherwise receives, less than the full amount then owing, Company’s payment will not constitute or be construed less than as on account of the earliest compensation due. Covance may accept any check or payment in any amount without prejudice to Covance’s right to recover the balance of the amount due or to pursue any other right or remedy. No endorsement or statement on any check or payment or in any letter accompanying any check or payment or elsewhere will be construed as an accord or satisfaction.

C.  PROPERTY OWNERSHIP

All materials, documents, information, programs and suggestions of every kind and description supplied to Covance by or on behalf of Company or prepared or developed by Covance pursuant to this Agreement (except for Covance procedural manuals, development processes or data, personnel data and Covance developed know-how, technology and software) shall be the sole and exclusive property of Company.

D.  PATENT RIGHTS

Covance will disclose promptly to Company or its nominee any and all patentable inventions, discoveries and improvements conceived or made by Covance in the course of providing services to Company pursuant to this Agreement and relating to such services, and Covance agrees to assign all its interests therein to Company or its nominee; provided Company requests such assignment within one year of notification of such invention and agrees to grant Covance and its affiliates a royalty free, non-exclusive license to use any such patentable invention, discovery or improvement; provided, further, that Covance shall retain all rights to any data, processes, software (including codes), technology, means, know-how and delta flags developed by Covance including, but not limited to, those which relate to laboratory testing or data collection or data management.  Whenever requested to do so by Company, Covance will execute any and all applications, assignments or other instruments and give testimony which Company shall deem reasonably necessary to apply for and obtain any Letters of Patent of the United States of America or of any foreign country or to otherwise protect Company’s interest therein, and Company shall compensate Covance for the time devoted to said activities and reimburse it for expenses incurred.  These obligations shall continue beyond the termination of this Agreement with respect to patentable inventions, discoveries and improvements conceived or made by

Covance while providing services to Company pursuant to this Agreement, and shall be binding upon Covance’s  assignees.

E.  CONFIDENTIAL INFORMATION/LEGAL PROCEEDINGS

Covance agrees that all materials, documents and information provided to it by Company and, except as provided in Section C, all test information, data and records developed by Covance exclusively in connection with the performance of its services pursuant to this Agreement is and shall be the sole property of Company and considered as confidential information (collectively, the “Confidential Information”).  Covance agrees to hold the Confidential Information in strict confidence and in a manner consistent with the way in which Covance maintains the confidentiality of its own proprietary information and Covance shall disclose the Confidential Information to Investigators and Covance employees, officers, directors and representatives only on a need-to-know basis.  Covance agrees that, except as necessary to fulfill its obligations under this Agreement, Covance will not use or disclose to any other third party any of the Confidential Information; provided, however, that Covance will have no obligation to not use or maintain as confidential any information which otherwise would be treated as Confidential Information if such information:  (a) now or later becomes publicly available through no fault of Covance; (b) is obtained by Covance from a third party not under obligation to Company with respect to such Confidential Information; (c) is already in Covance’s possession as indicated in its written records; or (d) is required to be disclosed by any law, rule, regulation, order, decree or subpoena or other legal process, in which event Covance will give Company, if practicable, advance written notice to permit Company to seek a protective order or other similar order with respect to such Confidential Information.  The foregoing obligations of non-use and confidentiality will extend for five years beyond the date of disclosure or generation of such Confidential Information.

If Covance shall be obligated to provide testimony or records regarding any  Clinical Trial in any legal or administrative proceeding, then Company shall reimburse Covance its out-of-pocket costs therefor plus an hourly fee for its employees or representatives equal to the internal fully burdened cost to Covance of such employee or representative.

Nothing contained in this Section E shall be interpreted to limit the rights and obligations of the parties under Section C hereof and to the extent that any conflict arises in applying the provisions of Sections C and E, the provisions of Section C shall control.

F.  COMPLIANCE

Performance - Covance will perform its services in accordance with the current state of the electrocardiographic art and the terms of this Agreement. COVANCE MAKES NO OTHER EXPRESS OR IMPLIED COMMITMENTS OR WARRANTIES CONCERNING THE PERFORMANCE OF ITS SERVICES.

The parties acknowledge and agree that Basic Services are provided solely as diagnostic aids and are only to be used by treating physicians in reaching any diagnosis or clinical decision.  Covance makes no warranties concerning the Basic Services hereunder, express or implied, and therefore disclaims any liability for any and all direct or indirect damages arising out of, or in any manner related to physician diagnosis, clinical decisions, or any other use of work product generated by the provision of the Basic Services.  Additionally, Company shall not be entitled to claim consequential, indirect or special damages or loss of profit for non-conforming services, for late completion of services or for breach of this agreement.

Change in Requirements - Should such government regulatory requirements be changed, Covance will make every reasonable effort to satisfy the new requirements.  In the event that compliance with such new regulatory requirements necessitates a change in this Agreement,  Covance will submit to Company a revised technical and cost proposal for Company’s acceptance prior to performing services.

Conflicts - In the event of a conflict in government regulation, Company will designate the applicable regulations to be followed by Covance in the performance of its services.

G.  DATA CENTER VISITS

Company’s representatives may visit Covance’s  facility at reasonable times and with reasonable frequency during normal business hours to observe the progress of a Clinical Trial.  All such visits shall be scheduled in advance by Company.  Company acknowledges that Company representatives granted access to Covance’s  facilities during any such visits may have access to confidential and proprietary information of Covance. Company agrees that all such confidential and proprietary information of Covance obtained or observed by Company during such visits shall remain the sole property of Covance and Company shall keep such information confidential and shall not use or disclose it to any third party without Covance prior written consent.

H.  INDEMNIFICATION

Company shall indemnify Covance and its respective affiliates and their respective officers, directors, employees and agents (“Covance Group”) from any loss, damage, cost or expense (including reasonable attorney’s fees) (a “Loss”) arising from any claim, demand, assessment, action, suit or proceeding (a “Claim”) arising from or related to (i) personal injury to a participant in the Clinical Trial directly or indirectly caused by the Drug, (ii) Covance’s performance of or involvement with the Clinical Trial or its obligations under this Agreement, (iii) this Agreement, the Clinical Trial or any aspect thereof set forth in the Protocol violating any applicable law, rule, regulation or ordinance, (iv) the Drug’s harmful or otherwise unsafe effect, including, without limitation, a Claim based upon Company’s or any other person’s use, consumption, sale, distribution or marketing of any substance, including the Drug, or (v) the negligence, gross negligence or intentional misconduct or inaction of Company in the performance of its obligation under this Agreement or the Protocols related to any Clinical Trial; provided that if such Loss or Claim (other than a Loss or Claim described in clause (iv)) hereof arises in whole or in part from Covance’s negligence, gross negligence or intentional misconduct or inaction, then the amount of such Loss that Company shall indemnify the appropriate person or entity within the Covance Group pursuant to this Section H shall be reduced by an amount in proportion to the percentage of Covance’s responsibilities for such Loss as determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the parties.  Company shall not indemnify the Covance Group from any Loss from any Claim described in clause (iv) hereof arising solely from the willful misconduct or inaction or gross negligence of Covance.

Covance shall indemnify Company and its officers, directors, employees and agents (“Company Group”) from any Loss arising from any Claim for personal injury to Clinical Trial participants or personal injury to any employee within the Company Group or property damage arising or occurring during the conduct of the Clinical Trial as a result of Covance’s negligence, gross negligence or intentional misconduct or inaction; provided that if such Loss or Claim hereof arises in whole or part from the Company Group’s negligence, gross negligence or intentional misconduct or inaction, then the amount of the Loss that Covance shall indemnify the Company Group for pursuant to this Section H shall be reduced by an amount in proportion to the percentage of Company Group’s responsibilities for such Loss as determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the parties.

Upon receipt of notice of any Claim which may give rise to a right of indemnity from a party, a person or entity entitled to seek indemnification pursuant to the foregoing provisions (the “Indemnified Party”) shall give written notice thereof to the other party (the “Indemnifying Party”) with a Claim for indemnity.  Such notice shall indicate the nature of the Claim and the basis therefor.  Promptly after a Claim is made for which the Indemnified Party seeks indemnity, the Indemnified Party shall permit the Indemnifying Party, at its option and expense, to assume the complete defense of such Claim, provided, however, that (a) the Indemnified Party will have the right to participate in the defense of any such Claim at its own cost and expense, (b) the Indemnifying Party will conduct the defense of such Claim, with due regard for the business interest and potential related liability of the Indemnified Party and (c) the Indemnifying Party will, prior to making any settlement, consult with the Indemnified Party as to the terms of such settlement.  The Indemnified Party shall have the right, at its election, to release and hold harmless the Indemnifying Party from its obligations hereunder with respect to such Claim and assume a complete defense of the same in return for payment by the Indemnifying Party to the Indemnified Party of the amount of the Indemnifying Party’s settlement offer.  The Indemnifying Party will not, in defense of such Claim, except with the consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect thereof.  After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Claim, the Indemnifying Party shall be liable to the Indemnified Party for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party.  As to those Claims with respect to those which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, at the Indemnifying Party’s own cost and expense, and will not settle or otherwise dispose of any of the same without the consent of the Indemnifying Party, which may not be unreasonably withheld or delayed.

The obligations of the parties under Section H shall survive the termination of this Agreement.  Further, a breach by the Indemnified Party of its obligations under this Agreement shall not relieve the Indemnifying Party of its obligations under this Section unless such breach was solely responsible for the Loss or Claim as determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the parties.

I.  DEFAULT

If Covance shall be in default of its material obligations under this Agreement, then Company shall promptly notify Covance in writing of any such default.  Covance shall have a period of thirty (30) days from the date of receipt of such notice within which to cause the cure of such default.  If Covance shall fail to so cause such cure, then this Agreement shall, at Company’s option and upon notice to Covance, immediately terminate.  In any event, Company’s sole remedy for any default by Covance under this Agreement shall be the refund of all money paid to Covance with respect to any such affected Clinical Trial.  UNDER NO CIRCUMSTANCES SHALL COMPANY BE ENTITLED TO, NOR SHALL COVANCE BE RESPONSIBLE FOR, ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES ARISING IN CONNECTION WITH COVANCE’S DEFAULT OR BREACH OF THEIR OBLIGATIONS UNDER THIS AGREEMENT, EXHIBIT A, OR ANY DOCUMENTS RELATED THERETO.

J.  INSURANCE

Covance shall secure and maintain in full force and effect through the performance of its services insurance coverage for (a) Worker’s Compensation, (b) General Liability, and (c) Automobile Liability in amounts appropriate to the conduct of Covance’s business.  Certificates evidencing such insurance will be made available for examination upon request by Company.

K.  DATA RETENTION

Covance will maintain all data collected during a Clinical Trial in an immediately retrievable format at all times during the Clinical Trial and for a period of three months after the completion of the Clinical Trial.  Thereafter, all data will be retained in archive files for at least two years after FDA approval of the new drug application according to Company communication to Covance, but not later than five years after the submission of the new drug application.

L.  FORCE MAJEURE

No party shall be liable for a delay in performance or failure to perform this Agreement if such delay or failure is due to acts of God or any other event beyond the control of the parties, including, without limitation, fire, explosion, weather, disease, war, insurrection, civil strife, riots, government action or power failure, provided, however, that the party who is unable to perform resumes performance as soon as possible following the end of the event causing delay or failure.  Any deadline or time for performance specified in this Agreement which falls due during or subsequent to the occurrence of any of the events referred to above shall be automatically extended for a period of time equal to the period of delay caused by any such event.

Covance will promptly notify Company if, by reason of any of the events referred to above, Covance is unable to meet any deadline or time for performance specified in this Agreement.  In the event that any part of Covance’s services are rendered invalid as a result of any such event, Covance will, upon written request from Company and at Company’s sole cost and expense, repeat that part of the services affected by the event.

M.  TERMINATION

Company may terminate this Agreement at any time for any reason upon thirty (30) days written notice to Covance, except when the reason for termination is the safety of patients, then it can be terminated immediately.  In the event of such termination, Covance shall be entitled to full payment for work performed on the Clinical Trial up through the date work on such Clinical Trial is concluded, as calculated in accordance with the provisions of this Agreement, including, without limitation, all fees and other out-of-pocket expenses of Covance for such Clinical Trial.  Covance shall use reasonable efforts to conclude or transfer the Clinical Trial as expeditiously as practicable and in accordance with all applicable laws, rules and regulations, including those of the FDA.  Further, Covance and Company shall cooperate with each other during such Clinical Trial termination to safeguard patient safety, continuity of patient treatment and to comply with applicable laws, rules and regulations.

N.  OBLIGATIONS NOTWITHSTANDING TERMINATION

The termination of this Agreement shall not relieve either party of its obligations to the other with respect to (a) maintaining the confidentiality of Confidential Information, (b) assignment of inventions and assistance with respect thereto, (c) indemnification, (d) compensation for services performed, and (e) retention of records.

O.  INDEPENDENT CONTRACTOR

It is understood and agreed that Covance shall perform its duties as an independent contractor and not as an agent, employee, partner or joint venture of Company.  Covance will have no authority to bind or commit Company in any manner whatsoever and will not, at any time, hold itself out to third parties as having authority to enter into or incur any commitments, expenses, liabilities or obligations of any nature on behalf of Company, except pursuant to this Agreement.

P.  ADVERTISING

Neither party shall use the name of the other party or the names of the employees of the other party in any advertising or sales promotional material or in any publication without the prior written permission of such party.

Q.  MODIFICATIONS

No amendments or modifications to this Agreement may be made without the written Agreement of Company and Covance as to this Agreement.

R.  LAW

This Agreement shall be interpreted in accordance with the laws of the State of Illinois. It is the intention of the parties that in the event disputes should arise between the parties over the interpretation and application of this Agreement, the parties will first attempt to settle such disputes by negotiation and consultation between the senior executives of Company and Covance and other parties familiar with this Agreement,  Clinical Trial or Protocol.

S.  COSTS OF LITIGATION

In the event that any party commences legal proceedings against the other party in connection with this Agreement, the party prevailing through a final non-appealable decision of the court of competent jurisdiction shall be entitled to recover its costs and expenses of litigation (including reasonable attorneys’ fees) from the other party.

T.  BINDING EFFECT

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns; provided, however, that neither party shall have the right to assign this Agreement or any of the rights set forth herein or delegate any of the obligations hereunder without the prior written consent of the other party.

U.  ENTIRE AGREEMENT

This Agreement represents the entire understanding between the parties with respect to the subject matter hereof as of the Effective Date, and this Agreement supersedes all prior agreements, negotiations, understandings, representations, statements and writings between the parties relating thereto.

V.  WAIVER

No waiver of any term, provision, or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver or estoppel of any such term, provision, or condition or of any other term, provision, or condition of this Agreement.

W.  SEVERABILITY

If any term or provision of this Agreement shall be held invalid or unenforceable, the remaining terms hereof shall not be affected but shall be valid and enforced.

X.  CONTACT

Until further notice Company’s contact with Covance will be the Project Manager, or such persons as said person shall designate and Covance’s contact within Company will be David A. Eiznhamer, Ph.D.or such persons as said person shall designate, for purposes of this Agreement.

Y.  NOTICES

All notices required to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, registered or certified mail, return receipt requested,  postage paid:

a. If to Company to:	Advanced Life Sciences, Inc.
1440 Davey Road
Woodridge, IL 60517
Attention: David A. Eiznhamer, Ph.D.

With a copy to:	Advanced Life Sciences, Inc.
1440 Davey Road
Woodridge, IL 60517
Attention: Chief Legal Counsel

b. If to COVANCE to:	Covance Cardiac Safety Services Inc.
9390 Gateway Drive

Reno, Nevada 89521 USA

Attention: Director/Controller

or at such other place as either party shall hereafter furnish to the other party in writing.   Notices shall be deemed given on the date of personal delivery or deposit in the mail as specified above.

Z.  CAPTIONS

Any caption used in this Agreement is inserted for convenience and reference only and is to be ignored in the construction and interpretation of the provisions hereof.

[Signature page follows]

[Signature page to ECG Service Agreement]

IN WITNESS WHEREOF, the parties by their duly authorized officers have executed this Agreement on the dates set forth below, to be effective on the Effective Date set forth on the first page of this Agreement.

Advanced Life Sciences, Inc.		Covance Cardiac Safety Services Inc.

By:	/s/ John L. Flavin	By:	/s/ Trenton L. Harris

Name:	John L. Flavin	Name:	Trenton L. Harris

Title:	President	Title:	Director/Controller

Date:	November 22, 2005	Date:	November 18, 2005